Exhibit 99.a.1.D

IF YOU ARE IN DOUBT ABOUT ANYTHING CONTAINED IN THIS LETTER (AND THE ENCLOSURES), YOU SHOULD CONSULT YOUR LEGAL ADVISER OR FINANCIAL ADVISER. SHOULD YOU CHOSE TO PARTICIPATE IN THE OFFER, THE ENCLOSED APPLICATION TO SELL COMMON SHARES AND THE REQUIRED ATTACHMENTS MUST BE RETURNED TO DEUTSCHE REGIS PARTNERS, INC. (THE “COMMON SHARE INFORMATION AND DEPOSITARY AGENT”) AT 23/F, TOWER ONE, AYALA TRIANGLE, 1226 MAKATI CITY, PHILIPPINES NOT LATER THAN THE EXPIRATION DATE (AS DEFINED BELOW).

November 10, 2008

Dear Sir/Madam:

In connection with the offer by EGS Acquisition Co LLC (“EGS”), jointly owned by affiliates of Providence Equity Partners Inc. and Ayala Corporation, or its assignee (the “Purchaser”) as described in the Offer to Purchase dated as of November 10, 2008, which is attached as Exhibit A to the Philippine Securities and Exchange Commission (“SEC”) Form 19-1 filed by the Purchaser with the Philippine Securities and Exchange Commission on November 10, 2008 for the purpose of purchasing all of the issued and outstanding common shares, par value PhP2.00 per share, (the “Common Shares”) of eTelecare Global Solutions, Inc., a Philippine corporation (the “Company”), and all American Depositary Shares of the Company, each representing one Common Share (the “ADSs” and, together with the Common Shares, the “Shares”), at a price per Share of $9.00 in cash (the “Offer”), we are pleased to enclose the: (a) Application to Sell Common Shares (with attached Summary of Terms of the Tender Offer) that should be accomplished and submitted to the Common Share Information and Depositary Agent for the Offer, in accordance with the Summary of Terms of the Tender Offer; (b) a copy the Philippine SEC Form 19-1 with all the exhibits; and (c) two (2) specimen signature cards.

Prior to the consummation of the Offer, EGS intends to assign all its rights and obligations with respect to the Offer to a newly-formed Philippine corporation formed for the purpose of purchasing the Shares, such newly-formed corporation to be directly or indirectly owned by the same affiliates of Ayala Corporation and Providence Equity Partners Inc. as EGS.

The Offer will expire at 2:00 p.m. Philippines time, 1:00 a.m. New York City time, on December 11, 2008 (“Expiration Date”) unless the Purchaser extends the Offer, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended, expires.

Please read the enclosures immediately and very carefully.  Choosing to participate in the Offer is an investment decision and you must rely on your examination of the terms of the Offer and your own advisors, as needed. If you have questions, you may contact Mr. Arnold Palada or Ms. Judith Tañedo of Deutsche Regis Partners Inc. at (632) 894 6625.

 If you have questions on the tender of the ADSs, you may contact Georgeson Inc., the ADS Information Agent, with address at 26/F, 199 Water Street, New York, NY 10038-3560, and telephone number at +1 (866) 873-6980 +1 (212) 440-9800.

Sincerely,

EGS Acquisition Co LLC

By:

/s/ Solomon M. Hermosura
Solomon M. Hermosura
Vice President